As filed with the Securities and Exchange Commission on December 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NextDecade Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-5723951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Waterway Square Place, Suite 400 The Woodlands, Texas 77380 (713) 574-1880
(Address of principal executive offices) (Zip Code)

nextdecade corporation 2017 Omnibus Incentive Plan
(Full title of the plan)

Krysta De Lima, General Counsel NextDecade Corporation 3 Waterway Square Place, Suite 400 The Woodlands, Texas 77380
(Name and address of agent for service)

(713) 574-1880
(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jeffery K. Malonson

King & Spalding LLP

1100 Louisiana, Suite 4000

Houston, Texas 77002

(713) 751-3200

Carrie A. Ratliff

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐

(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Shares of common stock, $0.0001 par value per share	5,262,461	$6.48	$34,100,747.28	$4,245.54

(1)

Registered shares are comprised of 5,262,461 shares that may be issued under the NextDecade Corporation 2017 Omnibus Incentive Plan (the “Plan”). Any additional shares of common stock of NextDecade Corporation to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933.

(2)

Calculated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low reported market prices of the shares of common stock of NextDecade Corporation on December 13, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the SEC:

●	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Commission on March 10, 2017;

●

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017 filed with the Commission on May 15, 2017, August 9, 2017, and November 8, 2017, respectively;

●

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2017, January 9, 2017, February 8, 2017, February 23, 2017, March 2, 2017, March 13, 2017, March 20, 2017, March 28, 2017, April 18, 2017, July 21, 2017, July 28, 2017, August 9, 2017, August 23, 2017, September 1, 2017, September 8, 2017,  September 11, 2017, October 4, 2017, and October 16, 2017; and

●

The description of the Registrant’s common stock included in the Registration Statement on Form 8-A filed with the Commission on February 9, 2015, as amended by the Registration Statement on Form 8-A/A filed with the Commission on March 18, 2015.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

 Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Certificate”) provides for this limitation of liability.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, an officer, an employee or an agent of such corporation or is or was serving at the request of such corporation as a director, an officer, an employee or an agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, an officer, an employee or an agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Under Section 6.1 of the Company’s Bylaws, the Company shall indemnify and provide advancement to any current or former director or officer of the Company (the “Indemnitee”) against any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding (as such term is more specifically defined in Section 6.7(c) of our Bylaws, the “Proceeding”) to the fullest extent permitted by law, as such may be amended from time to time. The Company shall indemnify such Indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is  against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on December 15, 2017.

NEXTDECADE CORPORATION
By:	/s/ Benjamin Atkins
Benjamin Atkins
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Benjamin Atkins, Krysta De Lima, and Gabriel Gutierrez, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Name	Title

/s/ Kathleen Eisbrenner	Chief Executive Officer and Chairman of the Board of Directors
Kathleen Eisbrenner	(Principal Executive Officer)

/s/ Benjamin Atkins	Chief Financial Officer
Benjamin Atkins	(Principal Financial Officer)

/s/ Eric Garcia	Chief Accounting Officer
Eric Garcia	(Principal Accounting Officer)

/s/ Matthew Schatzman	President and Director
Matthew Schatzman

/s/ Brian Belke	Director
Brian Belke

/s/ Matthew Bonanno	Director
Matthew Bonanno

/s/ David Gallo	Director
David Gallo

/s/ Avinash Kripalani	Director
Avinash Kripalani

/s/ David Magid	Director
David Magid

/s/ Eric S.Rosenfeld	Director
Eric S. Rosenfeld

/s/ David D. Sgro	Director
David D. Sgro

/s/ René van Vliet	Director
René van Vliet

/s/ William Vrattos	Director
William Vrattos

/s/ Spencer Wells	Director
Spencer Wells

EXHIBIT INDEX

Exhibit Number		Description
4.1	(1)	Second Amended and Restated Certificate of Incorporation, dated July 24, 2017

4.2	(2)	Amended and Restated Bylaws, dated July 24, 2017

4.3	(3)	Specimen common share certificate

5.1	*	Opinion of King & Spalding LLP

10.1	*	NextDecade Corporation 2017 Omnibus Incentive Plan

23.1	*	Consent of Marcum LLP

23.2		Consent of King & Spalding LLP (included as part of Exhibit 5.1)

24.1		Power of Attorney (included on the signature page to this Registration Statement)

(1) Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed July 28, 2017.

(2) Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed July 28, 2017.

(3) Incorporated by reference to Exhibit 4.2 of the Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, filed October 10, 2014.

* Filed herewith.